Exhibit 99.1

FOSSIL GROUP, INC. REPORTS FIRST QUARTER 2023 FINANCIAL RESULTS

Maintains Full Year 2023 Outlook; Extends Armani and Diesel license agreements

Richardson, TX, MAY 10, 2023 (GLOBE NEWSWIRE) - Fossil Group, Inc. (NASDAQ: FOSL) today announced financial results for the first quarter ended April 1, 2023.

First Quarter Summary

•First quarter worldwide net sales decreased to $325 million, down 14% on a reported basis and 11% in constant currency, with declines in all three regions.

•Direct to consumer net sales up 8% in constant currency, with comparable retail sales growth of 13% and growth in all three regions. Net sales in our wholesale channels were down 20%.

•Operating loss of $37 million compared to $14 million a year ago. Adjusted operating loss of $25 million compared to adjusted operating loss of $11 million last year.

•Inventory totaled $337 million, a decrease of 13% versus a year ago; cash and cash equivalents of $127 million at quarter end.

•During the first quarter, the company extended its licensing agreements with Diesel S.p.A through 2027 for watches and jewelry. Subsequent to the end of the first quarter, the Company extended its global licensing agreement with Giorgio Armani S.p.A. through 2026.

“We made continued progress on the initiatives under our Transform and Grow (TAG) Plan during the first quarter,” said Kosta Kartsotis, Chairman and CEO. “Our top line results were in line with our expectations and reflect continued strength in our direct-to-consumer channels, offset by ongoing pressure in the wholesale channel globally. Our digital and marketing initiatives are helping us build brand heat and drive momentum in our e-commerce business, as well as our owned retail stores, which delivered comparable retail sales growth of 13% in the first quarter.”

“Looking at the balance of 2023, we remain focused on our three major pillars designed to drive top line growth: revitalizing the FOSSIL brand, growing our core licensed brands in watches and jewelry and expanding our premium brands and offerings. Most recently, we successfully renewed our worldwide license agreement for the Emporio Armani and Armani Exchange brands for watches and jewelry through 2026, continuing a long-term partnership of more than 25 years. We believe the strategies under our TAG Plan will advance our goal to return to top line growth, maximize profitability and create long-term shareholder value.”

First Quarter 2023 Operating Results

Amounts referred to as “adjusted” as well as “constant currency” are non-GAAP financial measures. Reconciliations of these non-GAAP financial measures to their closest reported GAAP measures are included at the end of this press release.

•Net sales totaled $325.0 million, a decrease of 14% on a reported basis and 11% in constant currency compared to $375.9 million in the first quarter of fiscal 2022. Net sales, in constant currency, declined 15% in the Americas, 11% in Europe and 2% in Asia. Wholesale sales declined 20%, partially offset by 8% growth in our direct to consumer channels on a constant currency basis. Within our direct to consumer channels, comparable retail sales grew 13%. Traditional watch sales declined 11% in constant currency in the first quarter compared to the prior year period. Net sales in smartwatches decreased 34% in constant currency, reflecting lower consumer demand across geographies and channels as compared to the prior year period. The leathers category grew 21% and jewelry sales decreased 13% in constant currency during the first quarter. From a brand lens, MICHAEL KORS and EMPORIO ARMANI decreased in the first quarter. FOSSIL branded sales increased 1% in constant currency.

•Gross profit totaled $160.7 million compared to $184.3 million in the first quarter of 2022. Gross margin increased 40 basis points to 49.4% versus 49.0% a year ago and primarily reflected timing of licensor minimum royalty costs and favorable product and region mix. These benefits were partially offset by an unfavorable currency impact, increased promotions and a $5.3 million restructuring charge related to product offering exits.

•Operating expenses totaled $198.0 million compared to $198.6 million a year ago. As a percentage of net sales, operating expenses were 60.9% in the first quarter of 2023 compared to 52.8% in the prior year first quarter. Operating expenses in the first quarter of 2023 included $7.1 million of restructuring costs, primarily related to employee costs, while operating expenses in the first quarter of 2022 included $2.6 million of restructuring costs. Selling, general and administrative (“SG&A”) expenses were $190.8 million compared to $195.7 million in the first quarter of 2022. As a percentage of net sales, SG&A expenses were 58.7% in the first quarter of 2023 compared to 52.1% in the prior year first quarter, largely driven by decreased sales.

•Operating loss was $37.3 million compared to $14.3 million in the first quarter of 2022. Operating margin was (11.5)% in the first quarter of 2023 compared to (3.8)% in the prior year first quarter. Adjusted operating loss totaled $24.8 million compared to $11.4 million in the first quarter of 2022. Adjusted operating margin was (7.7)% in the first quarter of 2023 compared to (3.0)% in the prior year first quarter.

•Interest expense increased to $5.0 million compared to $4.0 million in the first quarter of 2022, primarily driven by a higher debt balance.

•Other income (expense) was income of $2.7 million compared to income of $1.6 million in the first quarter of 2022.

•Income (loss) before income taxes was $(39.6) million compared to $(16.7) million in the first quarter of 2022.

•Adjusted EBITDA was $(16.4) million, or (5.0)% of net sales in the first quarter of 2023 and $(1.7) million, or (0.5)% in the prior year period.

•Net loss totaled $41.3 million with net loss per diluted share of $0.80, which compares to a net loss of $21.5 million and net loss per diluted share of $0.41 in the prior year period. Adjusted net loss for the first quarter was $31.5 million with adjusted net loss per diluted share of $0.61 compared to adjusted net loss of $19.3 million with adjusted net loss per diluted share of $0.37 in the prior year period. During the first quarter of 2023, currencies unfavorably affected net loss per diluted share by approximately $0.08.

Balance Sheet Summary

As of April 1, 2023, the Company had cash and cash equivalents of $127 million. Inventories at the end of the first quarter of 2023 totaled $337 million, a decrease of 13% versus a year ago. Total debt was $235 million.

Outlook

For the full year 2023, the Company expects worldwide net sales to decline approximately 5% to net sales growth of 1%. The Company also expects full year adjusted operating income(1) margin in the range of approximately 0% to 3%. Both full year worldwide net sales estimates and adjusted operating income margin estimates are unchanged from the Company’s outlook provided on March 8, 2023.

The Company’s annual revenue guidance range estimates the impact of foreign currency translation at prevailing rates to be flat to favorable by approximately 40 basis points on a full year basis with approximately 50 basis points of negative impact in the second quarter of the fiscal year and approximately 200 basis points of benefit in the second half of the year.

(1) A reconciliation of adjusted operating margin, a non-GAAP financial measure, to a corresponding GAAP measure is not available on a forward-looking basis without unreasonable efforts due to the high variability and low visibility of certain income and expense items that are excluded in calculating adjusted operating margin.

Safe Harbor

Certain statements contained herein that are not historical facts, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: increased political uncertainty, the effect of worldwide economic conditions; the effect of the COVID-19 pandemic; risks related to the success of the multi-year profit improvement initiative; significant changes in consumer spending patterns or preferences; interruptions or delays in the supply of key components or products; acts of war or acts of terrorism; loss of key facilities; data breach or information systems disruptions; changes in foreign currency valuations in relation to the U.S. dollar; lower levels of consumer spending resulting from a general economic downturn or generally reduced shopping activity caused by public safety or consumer confidence concerns; the performance of our products within the prevailing retail environment; customer acceptance of both new designs and newly-introduced product lines; changes in the mix of product sales; the effects of vigorous competition in the markets in which we operate; compliance with debt covenants and other contractual provisions and meeting debt service obligation; risks related to the success of our business strategy; the termination or non-renewal of material licenses; risks related to foreign operations and manufacturing; changes in the costs of materials and labor; government regulation and tariffs; our ability to secure and protect trademarks and other intellectual property rights; levels of traffic to and management of our retail stores; loss of key personnel and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Readers of this release should consider these factors in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

About Fossil Group, Inc.

Fossil Group, Inc. is a global design, marketing, distribution and innovation company specializing in lifestyle accessories. Under a diverse portfolio of owned and licensed brands, our offerings include traditional watches, smartwatches, jewelry, handbags, small leather goods, belts and sunglasses. We are committed to delivering the best in design and innovation across our owned brands, Fossil, Michele, Relic, Skagen and Zodiac, and licensed brands, Armani Exchange, Diesel, DKNY, Emporio Armani, kate spade new york, Michael Kors and Tory Burch. We bring each brand story to life through an extensive distribution network across numerous geographies, categories and channels. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:	Christine Greany
The Blueshirt Group
(858) 722-7815
christine@blueshirtgroup.com

Consolidated Income Statement Data	For the 13 Weeks Ended	For the 13 Weeks Ended
($ in millions, except per share data):	April 1, 2023	April 2, 2022
Net sales	$325.0	$375.9
Cost of sales	164.3	191.6
Gross profit	160.7	184.3
Gross margin	49.4%	49.0%
Operating expenses:
Selling, general and administrative expenses	190.8	195.7
Other long-lived asset impairments	0.1	0.3
Restructuring charges	7.1	2.6
Total operating expenses	$198.0	$198.6
Total operating expenses (% of net sales)	60.9%	52.8%
Operating income (loss)	(37.3)	(14.3)
Operating margin	(11.5)%	(3.8)%
Interest expense	5.0	4.0
Other income (expense) - net	2.7	1.6
Income (loss) before income taxes	(39.6)	(16.7)
Provision for income taxes	1.6	4.7
Less: Net income attributable to noncontrolling interest	0.1	0.1
Net income (loss) attributable to Fossil Group, Inc.	$(41.3)	$(21.5)
Earnings per share:
Basic	$(0.80)	$(0.41)
Diluted	$(0.80)	$(0.41)
Weighted average common shares outstanding:
Basic	51.8	52.0
Diluted	51.8	52.0

Consolidated Balance Sheet Data ($ in millions):	April 1, 2023	April 2, 2022
Assets:
Cash and cash equivalents	$127.1	$162.6
Accounts receivable - net	168.9	201.1
Inventories	336.5	385.8
Other current assets	172.0	187.7
Total current assets	$804.5	$937.2
Property, plant and equipment - net	$78.5	$85.6
Operating lease right-of-use assets	147.2	166.2
Intangible and other assets - net	55.8	76.3
Total long-term assets	$281.5	$328.1
Total assets	$1,086.0	$1,265.3

Liabilities and stockholders’ equity:
Accounts payable, accrued expenses and other current liabilities	$304.6	$432.0
Short-term debt	0.5	0.6
Total current liabilities	$305.1	$432.6
Long-term debt	$234.6	$183.9
Long-term operating lease liabilities	140.8	164.6
Other long-term liabilities	39.2	54.7
Total long-term liabilities	$414.6	$403.2
Stockholders’ equity	366.3	$429.5
Total liabilities and stockholders’ equity	$1,086.0	$1,265.3

Constant Currency Financial Information

The following table presents the Company’s business segment and product net sales on a constant currency basis which are non-GAAP financial measures. To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average rates during the comparable period of the prior fiscal year. The Company presents constant currency information to provide investors with a basis to evaluate how its underlying business performed excluding the effects of foreign currency exchange rate fluctuations. The constant currency financial information presented herein should not be considered a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

	Net Sales
	For the 13 weeks ended April 1, 2023			For the 13 weeks ended April 2, 2022
($ in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported
Segment:
Americas	$137.9	$0.3	$138.2	$161.9
Europe	105.7	5.0	110.7	124.6
Asia	80.1	5.3	85.4	86.8
Corporate	1.3	—	1.3	2.6
Total net sales	$325.0	$10.6	$335.6	$375.9

Product Categories:
Watches:
Traditional watches	$225.4	$7.3	$232.7	$261.4
Smartwatches	24.4	0.8	25.2	38.0
Total watches	$249.8	$8.1	$257.9	$299.4
Leathers	40.3	0.9	41.2	34.2
Jewelry	29.0	1.3	30.3	34.7
Other	5.9	0.3	6.2	7.6
Total net sales	$325.0	$10.6	$335.6	$375.9

Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share

Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share are non-GAAP financial measures. We define Adjusted EBITDA as our net income (loss) before the impact of income tax expense (benefit), plus interest expense, amortization and depreciation, impairment expense, other non-cash charges, stock-based compensation expense, restructuring expense and unamortized debt issuance costs included in loss on extinguishment of debt minus interest income. We define Adjusted operating income (loss) as operating income (loss) before impairment expense and restructuring expense. We define Adjusted net income (loss) and Adjusted earnings (loss) per share as net income (loss) attributable to Fossil Group, Inc. and diluted earnings (loss) per share, respectively, before impairment expense, restructuring expense and unamortized debt issuance costs included in loss on extinguishment of debt. We have included Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share herein because they are widely used by investors for valuation and for comparing our financial performance with the performance of our competitors. We also use both non-GAAP financial measures to monitor and compare the financial performance of our operations. Our presentation of Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share may not be comparable to similarly titled measures other companies report. Adjusted EBITDA, Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share are not intended to be used as alternatives to any measure of our performance in accordance with GAAP.

The following tables reconcile Adjusted EBITDA to the most directly comparable GAAP financial measure, which is income (loss) before income taxes. Certain line items presented in the tables below, when aggregated, may not foot due to rounding.

	Fiscal 2022			Fiscal 2023
($ in millions):	Q2	Q3	Q4	Q1	Total
Income (loss) before income taxes	$(16.9)	$15.5	$(4.0)	$(39.6)	$(45.0)
Plus:
Interest expense	4.3	5.1	5.8	5.0	20.2
Amortization and depreciation	5.8	5.6	5.7	5.1	22.3
Impairment expense	0.2	0.6	1.2	0.1	2.1
Other non-cash charges	(0.2)	(0.4)	(0.3)	(0.2)	(1.2)
Stock-based compensation	3.8	(0.3)	2.3	1.4	7.2
Restructuring expense	2.9	—	0.7	7.1	10.7
Restructuring cost of sales	—	—	—	5.3	5.3
Unamortized debt issuance costs included in loss on extinguishment of debt	—	—	1.1	—	1.1
Less:
Interest Income	0.2	0.1	0.4	0.6	1.3
Adjusted EBITDA	$(0.3)	$26.0	$12.1	$(16.4)	$21.4

	Fiscal 2021			Fiscal 2022
($ in millions):	Q2	Q3(1)	Q4	Q1	Total
Income (loss) before income taxes	$7.3	$40.9	$27.1	$(16.7)	$58.6
Plus:
Interest expense	6.5	6.4	4.8	4.0	21.7
Amortization and depreciation	7.5	7.0	6.2	6.2	26.9
Impairment expense	1.3	0.6	2.9	0.3	5.1
Other non-cash charges	(0.4)	1.1	(0.6)	(0.2)	(0.1)
Stock-based compensation	2.5	2.9	2.4	2.2	10.0
Restructuring expense	5.7	5.4	3.2	2.6	16.9
Unamortized debt issuance costs included in loss on extinguishment of debt	—	—	11.7	—	11.7
Less:
Interest Income	0.1	0.1	0.1	0.1	0.4
Adjusted EBITDA	$30.3	$64.2	$57.6	$(1.7)	$150.4

(1)   Prior period amounts have been adjusted to conform to the current period presentation.

The following tables reconcile Adjusted operating income (loss), Adjusted net income (loss) and Adjusted earnings (loss) per share to the most directly comparable GAAP financial measures, which are operating income (loss), net income (loss) attributable to Fossil Group, Inc. and diluted earnings (loss) per share, respectively. Certain line items presented in the table below, when aggregated, may not foot due to rounding.

	For the 13 Weeks Ended April 1, 2023
($ in millions, except per share data):	As Reported	Restructuring Cost of Sales	Other Long-Lived Asset Impairment	Restructuring Expenses	As Adjusted
Operating income (loss)	$(37.3)	$5.3	$0.1	$7.1	$(24.8)
Operating margin (% of net sales)	(11.5)%				(7.7)%
Interest expense	5.0	—	—	—	5.0
Other income (expense) - net	2.7	—	—	—	2.7
Income (loss) before income taxes	(39.6)	5.3	0.1	7.1	(27.1)
Provision for income taxes	1.6	1.1	—	1.5	4.2
Less: Net income attributable to noncontrolling interest	0.1	—	—	—	0.1
Net income (loss) attributable to Fossil Group, Inc.	$(41.3)	$4.2	$—	$5.6	$(31.5)
Diluted earnings (loss) per share	$(0.80)	$0.08	$—	$0.11	$(0.61)

	For the 13 Weeks Ended April 2, 2022
($ in millions, except per share data):	As Reported	Other Long-Lived Asset Impairment	Restructuring Expenses	As Adjusted
Operating income (loss)	$(14.3)	$0.3	$2.6	$(11.4)
Operating margin (% of net sales)	(3.8)%			(3.0)%
Interest expense	(4.0)	—	—	(4.0)
Other income (expense) - net	1.6	—	—	1.6
Income (loss) before income taxes	(16.7)	0.3	2.6	(13.8)
Provision for income taxes	4.7	0.1	0.5	5.3
Less: Net income attributable to noncontrolling interest	0.1	—	—	0.1
Net income (loss) attributable to Fossil Group, Inc.	$(21.5)	$0.2	$2.0	$(19.3)
Diluted earnings (loss) per share	$(0.41)	$—	$0.04	$(0.37)

Store Count Information

	April 2, 2022	Opened	Closed	April 1, 2023
Americas	159	0	10	149
Europe	115	0	16	99
Asia	78	5	4	79
Total stores	352	5	30	327

END OF RELEASE